Filed pursuant to Rule 424(b)(3)
Registration No. 333-259396
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated September 22, 2021)

Rockley Photonics Holdings Limited
Up to 15,000,000 Ordinary Shares

This prospectus supplement supplements the prospectus dated September 22, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259396). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees, or other successors in interest, including those who receive any of the shares as a gift, pledge, distribution, redemption, repurchase, cancellation, or other non-sale related transfer (the “selling securityholders”) of up to 15,000,000 of our ordinary shares, nominal value $.000004026575398 per share (“Ordinary Shares”) , including 5,000,000 Ordinary Shares purchased by entities affiliated with SC Health Holdings Limited (the “Sponsor”), issued by Rockley Photonics Holdings Limited, a Cayman Islands exempted company (“HoldCo,” the “Company,” “Rockley,” “we,” or “us”) in a private placement (the “PIPE financing”) in connection with the closing of the business combination (the “Business Combination”) by and among HoldCo, SC Health Corporation, a Cayman Islands exempted company (“SC Health”), and Rockley Photonics Limited, a company organized under the laws of England and Wales (“Rockley UK”). We are registering the offer and sale of Ordinary Shares covered by the Prospectus and this prospectus supplement to satisfy certain registration rights we have granted pursuant to subscription agreements by and among HoldCo, SC Health, and the investors in the PIPE financing. Our registration of the securities covered by the Prospectus and this prospectus supplement does not mean that the selling securityholders will offer or sell any of the Ordinary Shares. The selling securityholders may sell the Ordinary Shares covered by the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the Ordinary Shares in the section of the Prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders pursuant to the Prospectus and this prospectus supplement. We will pay certain expenses associated with the registration of the securities covered by the Prospectus and this prospectus supplement, as described in the section of the Prospectus entitled “Plan of Distribution.” In connection with any sales of securities offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).
Our Ordinary Shares are listed on the New York Stock Exchange under the symbol “RKLY”. On December 17, 2021, the closing price of our Ordinary Shares was $5.34 per share. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus and in the documents incorporated by reference in the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 20, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
____________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 16, 2021
____________________________

Rockley Photonics Holdings Limited
(Exact name of registrant as specified in its charter)
 ____________________________

Cayman Islands	001-40735	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3rd Floor 1 Ashley Road Altrincham, Cheshire United Kingdom (Address of principal executive offices)		WA14 2DT (Zip Code)
+44 (0) 1865 292017
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
 ____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Ordinary shares, $0.000004026575398 par value per share	RKLY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one ordinary share at an exercise price of $11.50 per share	RKLY.WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2021, the Board of Directors (the “Board”) of Rockley Photonics Holdings Limited (the “Company”), upon recommendation by the Company’s Compensation Committee and advice of its independent compensation consultant, approved an award to Dr. Andrew Rickman, OBE, the Company’s Chairman and Chief Executive Officer, with an aggregate value of $4.5 million (the “Award”), a portion of which will be paid in cash and a portion of which will be paid in the form of a restricted stock unit (“RSU”) award. The Award was approved in recognition of Dr. Rickman’s extraordinary services and contributions to the completion of the business combination transaction between the Company, SC Health Corporation, Rockley Photonics Limited, and Rockley Mergersub Limited (the “Business Combination”), including but not limited to the commitment to the Company that Dr. Rickman demonstrated by entering into an agreement whereby he pledged 6.0 million of his personally held ordinary shares in connection with the Company’s PIPE financing which was completed concurrently with the Business Combination, thereby undertaking significant personal risk, while also continuing to lead the Company’s business forward. Dr. Rickman recused himself from the Board’s consideration and approval of the Award, which was approved by the independent directors of the Company acting as a group.

The Award is structured as follows:

(a) A cash payment of $1.5 million, subject to applicable withholdings, to be paid prior to the end of 2021.

(b) An RSU award for 574,713 ordinary shares of the Company, which was determined by dividing $3.0 million by the Company’s closing stock price on December 16, 2021. The RSU award will vest over three years in three equal annual installments following December 16, 2021, subject to Dr. Rickman’s continued service with the Company. The Board determined that applying a retention and incentive element to the RSU award was beneficial and aligned Dr. Rickman’s interests with those of Rockley’s stockholders. The RSU award was granted pursuant to the terms of the Rockley Photonics Holdings Limited 2021 Stock Incentive Plan (the “Plan”) and shall be governed by the Company’s standard form of RSU award agreement under the Plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockley Photonics Holdings Limited

Date:	December 20, 2021	By:	/s/ Mahesh Karanth
		Name:	Mahesh Karanth
		Title:	Chief Financial Officer